Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-114365, No. 333-114364, No. 333-102849, No. 333-102848, No. 333-97695, No. 333-66332, No. 333-66348, No. 333-32398, No. 333-32396, No. 333-95889, No. 333-83905, No. 333-65179, No. 333-02121, No. 333-121243, No. 333-123750, No. 333-123751, No. 333-133268, No. 333-142683, and No. 333-150838, on Form S-8 of our report dated November 25, 2008 relating to (1) the consolidated financial statements of Fair Isaac Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of two new accounting standards), and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fair Isaac Corporation for the year ended September 30, 2008.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
November 25, 2008